                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
Aetna Balanced VP, Inc.:


We consent to the use of our report dated February 2, 2001, on the statement of assets and liabilities of Aetna Balanced VP as of December 31, 2000, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in Post-Effective Amendment No. 20, to Registration Statement (No. 33-27247) on Form N-1A under the Securities Act of 1933.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.

/s/ KPMG LLP
-------------
KPMG LLP

Hartford, Connecticut
April 26, 2001